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                                                                     EXHIBIT 8.2


                              SULLIVAN & CROMWELL
                                125 Broad Street
                         New York, New York 10004-2498

                                                              October 31, 1995


The Chase Manhattan Corporation,
   1 Chase Manhattan Plaza,
      New York, New York  10081.

           Re:  Agreement and Plan of Merger
                dated as of August 27, 1995, between
                Chemical Banking Corporation and The
                Chase Manhattan Corporation
                ------------------------------------

Ladies and Gentlemen:

           You have requested our opinion with respect to certain federal income tax consequences of the proposed transaction in which The Chase Manhattan Corporation ("Chase") will merge (the "Merger") with and into Chemical Banking Corporation ("Chemical"). All capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of August 27, 1995, by and between Chemical and Chase (the "Merger Agreement").
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The Chase Manhattan Corporation                                              -2-


           Chase is a Delaware corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The capital structure of Chase as of July 31, 1995 is described in Section 3.1(b) of the Merger Agreement.

           Chemical is a Delaware corporation registered as a bank holding company under the BHC Act. The capital structure of Chemical as of July 31, 1995 is described in Section 3.2(b) of the Merger Agreement.

           Upon receipt of all required approvals and the expiration of all required waiting periods, and upon the satisfaction or waiver of all other conditions precedent set forth in the Merger Agreement, the Merger will be effected as set forth in the following summary:

           (i) Chase will merge with and into Chemical under Delaware law, with Chemical being the surviving entity.

           (ii)  Subject to certain exceptions set forth in the Merger
      Agreement, each holder of Chase Common Stock (other than Chemical or any wholly-owned subsidiary of Chemical) will receive, for each share of Chase Common Stock held, the number of shares of Chemical Common Stock determined pursuant to Section 2.1(b) of the Merger Agreement (together with the appropriate number of Chemical Rights attached thereto).
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The Chase Manhattan Corporation                                              -3-


           (iii) Each holder of Chase Preferred Stock (other than Chemical or any wholly-owned subsidiary of Chemical) will receive, for each share of Chase Preferred Stock held, one share of Chemical Merger Preferred Stock determined pursuant to Section 2.1(c) of the Merger Agreement.

           (iv) The rights of holders of the Chase Stock Options, Chase SARs, and Chase Units shall be converted into the right to acquire shares of Chemical Common Stock or Chemical SARs, as the case may be, under the same economic terms, as provided in Section 5.8 of the Merger Agreement.

           (v) No fractional shares of Chemical Common Stock will be issued in the Merger. Instead, the fractional share interests in Chemical Common Stock that would otherwise be received by the Chase common stockholders will be paid for in cash as provided in Section 2.2(e) of the Merger Agreement.

           (vi) The stockholders of Chase and Chemical are not entitled to exercise dissenters' rights in connection with the Merger.

           In acting as special counsel to Chase in connection with the Merger, we have, in preparing our opinion, as hereinafter set forth, participated in the preparation of the Merger Agreement and the preparation and filing with the Securities and Exchange Commission of a Joint Proxy Statement of Chemical and Chase and Prospectus of Chemical relating to the proposed Merger and to the shares of Chemical Common Stock to be issued to Chase
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Chase Manhattan Corporation                                                  -4-


stockholders in the Merger pursuant to the Merger Agreement (the "Proxy Statement/Prospectus").

           You have requested that we render the opinion set forth below. In rendering such opinion, we have assumed with your consent that the Merger will be effected in accordance with the Merger Agreement and that the Letters of Representation, dated as of the date hereof, that Chemical and Chase have provided to us and to Simpson Thacher & Bartlett, counsel to Chemical, will be true as of the Effective Time. We have examined the documents referred to above and the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinions set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

           If the Merger is effected on a factual basis different from that contemplated above, any or all of the opinions expressed herein may be inapplicable. Further, our
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Chase Manhattan Corporation                                                  -5-


opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new administrative or judicial interpretations of the law or regulations, any or all of the individual opinions expressed herein may become inapplicable.

           Subject to the foregoing and to the qualifications and limitations set forth herein, and assuming that the Merger is consummated in accordance with the Merger Agreement (and exhibits thereto) and the Delaware General Corporation law and as described in the Proxy Statement/Prospectus, we are of the opinion that for federal income tax purposes:

           1. The Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and Chase and Chemical will each be party to that reorganization within the meaning of Section 368(b) of the Code.
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The Chase Manhattan Corporation                                              -6-


           2. No income, gain or loss will be recognized for federal income tax purposes by either Chase or Chemical as a result of the consummation of the Merger.

           3. No income, gain or loss will be recognized for federal income tax purposes by stockholders of Chase upon the exchange in the Merger of shares of Chase for shares of Chemical (except to the extent of any cash received in lieu of fractional share interests).

           In connection with the opinion set forth in paragraph 3 above, no opinion is expressed as to the federal income tax treatment of any real property transfer or gain taxes paid by Chemical pursuant to Section 5.9 of the Merger Agreement.

           We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger with respect to other areas of federal taxation.

           We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus and to the use of our name under the captions "The Merger -- Certain
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The Chase Manhattan Corporation                                      -7-


Federal Income Tax Consequences" and "Legal Opinions" in the Proxy Statement/Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                                       Very truly yours,


                                                       /s/ SULLIVAN & CROMWELL

                                                       SULLIVAN & CROMWELL